Exhibit 10.2

CVR PARTNERS, LP
LONG-TERM INCENTIVE PLAN
EMPLOYEE PHANTOM UNIT AGREEMENT
THIS AGREEMENT (this “Agreement”), made as of the 5th day of May, 2014 (the “Grant Date”), between CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and the individual grantee designated on the signature page hereof (the “Grantee”).
WHEREAS, the board of directors of CVR GP, LLC, a Delaware limited liability company (the “General Partner”) has adopted the CVR Partners, LP Long-Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain of the Partnership’s and its Subsidiaries’ and Parents’ employees, officers, consultants and directors;
WHEREAS, the General Partner has entered into an employment agreement with the Grantee effective May 5, 2014; and
WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of Phantom Units to the Grantee as provided herein.
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant of Phantom Units.
1.1.    The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership 30,116 Phantom Units (the “Award”), on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Phantom Unit represents the right of the Grantee to receive, provided that the Award (or any applicable portion thereof) has not been forfeited pursuant to Section 4(a)(ii), a cash payment equal to the average closing price of the Units for the first ten (10) business days of the last month of the applicable Performance Cycle (as defined below), multiplied by the applicable Performance Factor as determined pursuant to Section 3(a) (subject to Section 4(a), if applicable).
1.2.    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
2.    Performance Conditions.
(a)    During each of the Performance Cycles, the Phantom Units attributable to the Award as set forth below shall be subject to the achievement of a performance objective relating to the Partnership’s production of UAN (the “UAN Objective”) with a target of achieving the specified UAN production level as follows:

Number of Phantom Units Attributable to Award During Each Performance Cycle	Performance Cycle	UAN Production Target Level
10,039	2014 Performance Cycle	670,000 tons
10,039	2015 Performance Cycle	1,006,700 tons
10,038	2016 Performance Cycle	1,006,700 tons

provided, however, that the UAN Objective for any Performance Cycle shall be subject to downward adjustment by the Committee for any hydrogen sales greater than 2,813,240 MSCF, at a UAN to hydrogen ratio of 1 ton to 27.686 MSCF.

As used herein, (i) “2014 Performance Cycle” means the period beginning on May 1, 2014 and ending on December 31, 2014, (ii) “2015 Performance Cycle” means the period beginning on January 1, 2015 and ending on December 31, 2015, (iii) “2016 Performance Cycle” means the period beginning on January 1, 2016 and ending on December 31, 2016, (iv) “MSCF” means one thousand standard cubic feet, a customary gas measurement, (v) “Performance Cycle” means any of the 2014 Performance Cycle, the 2015 Performance Cycle or the 2016 Performance Cycle, as applicable, and (vi) “UAN” means an aqueous solution of urea ammonium nitrate used as a fertilizer.

3.    Achievement of UAN Objective.
(a)    At the end of each Performance Cycle, the Performance Factor shall be determined by the Committee based on the following levels of achievement with respect to the UAN Objective:

Level of Achievement of UAN Objective
Equal to or Greater Than	But Less Than	Performance Factor
0.0%	92.0%	0.0%
92.0%	95.0%	50.0%
95.0%	98.0%	75.0%
98.0%	102.0%	100.0%
102.0%	N/A	110.0%

For example, if, with respect to either the 2015 Performance Cycle or the 2016 Performance Cycle, the Partnership’s UAN production generates an average of 971,466 tons per year, the level of achievement of the UAN Objective would be 96.5%, and the Performance Factor would be 75.0%.

(b)    As soon as reasonably practicable after the completion of the audit of the Partnership’s consolidated financial statements and filing of the Partnership’s Annual Report on Form 10-K with respect to each Performance Cycle year (but in no event later than the June 30th immediately following such Performance Cycle year), the Compensation Committee, in its sole and absolute discretion, shall review and approve the extent to which the UAN Objective was achieved with respect to such Performance Cycle and, determine the applicable Performance Factor for the portion of the Phantom Units attributable to such Performance Cycle pursuant to Section 2 hereof (such determination date, the “Determination Date”); provided, however, that if the Award (or any applicable portion thereof) is payable pursuant to a plan that is intended to provide for compensation that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, the Award shall be paid at such time as is provided in the applicable plan.
(c)    Notwithstanding anything herein to the contrary, the Committee reserves the right (in its sole and absolute discretion) to modify any term of the Award, including, without limitation, the UAN Objective, target level or Performance Factors set forth herein, due to extraordinary and/or non-recurring events or any investments in capacity increases.
4.    Termination of Employment.
(a)    In the event of the Grantee’s termination of employment with the Company, a Subsidiary or a Parent prior to December 31, 2016 (i) by reason of his death or Disability or (ii) by the Company, a Subsidiary or a Parent other than for Cause, Disability or death,

(i)
with respect to the Performance Cycle in which the Grantee’s employment termination occurs and with respect to any Performance Cycle that has been completed at the time of such termination, 100% of all Phantom Units attributable to the Award for any and all such Performance Cycle(s) pursuant to Section 2(a) hereof will remain outstanding, and amounts due to the Grantee, if any, with respect to such Phantom Units, will be paid pursuant to Section 6 (solely to the extent such amounts have not already been paid); and

(ii)
other than any Phantom Units that remain outstanding pursuant to Section 4(a)(i) above, all Phantom Units shall be deemed immediately forfeited and Grantee shall have no rights with respect thereto; and

notwithstanding anything herein to the contrary, with respect to any Phantom Units that remain outstanding pursuant to Section 4(a)(i) hereof that are attributable to the then current Performance Cycle, the applicable Performance Factor shall not be greater than 100.0%. For the avoidance of doubt, in the event that the Grantee’s employment is terminated prior to December 31, 2016 for any reason other than one described in Section 4(a) above, all Phantom Units shall be forfeited immediately upon the Grantee’s termination of employment.
(b)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Partnership, or any of its Subsidiaries or Parents, the Grantee is a specified employee (within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, termination or separation from employment, resignation from employment or similar terms must also qualify as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).
(c)    For purpose of this Section 3, for the avoidance of doubt, and notwithstanding anything herein to the contrary, if the Grantee has an employment agreement with the Company or one of its subsidiaries that terminates or expires without renewal thereof and the Company (or one of its subsidiaries) chooses not to enter into a new employment agreement with the Grantee, then, except as expressly provided under circumstances described in Section 3(a) above, the Grantee shall not be entitled to any acceleration of vesting or any payments whatsoever pursuant to this Section 3 irrespective of whether the Grantee experiences a termination of employment (for any reason) or continues in the employ of the Company (or one of its subsidiaries) on an at-will basis or otherwise.
5.    Distribution Equivalent Rights
The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership, one Distribution Equivalent Right for each Phantom Unit granted hereunder, and that has not been forfeited pursuant to Section 4(a)(ii), equal to the cash value of all distributions declared and paid by the Partnership on Units from the Grant Date to and including December 31, 2016; provided, however, that the payment of Distribution Equivalent Rights will be deferred until and conditioned upon the underlying Phantom Units being paid pursuant to Section 6 hereof. Notwithstanding anything herein to the contrary, in no event shall any Distribution Equivalent Rights be paid with respect to any Phantom Units that are forfeited under Section 4(a)(ii) hereof.

6.    Payment Date.
Within five (5) days following each applicable Determination Date, the Partnership will deliver to the Grantee an aggregate cash payment in respect of the portion of the Phantom Units attributable to the applicable Performance Cycle pursuant to Section 2 above that has not been forfeited pursuant to Section 4(a)(ii), and calculated in accordance with Section 1.1 hereof. In addition, at the time of such payment, Distribution Equivalent Rights, if any, with respect to all Phantom Units entitled to payment pursuant to the immediately preceding sentence, with no interest thereon, shall be paid to the Grantee. Except as provided in Section 4(a)(i), the Grantee must remain continuously employed by the Company from the Grant Date through the applicable payment date in order to receive any payments hereunder. Notwithstanding anything to the contrary herein, the Committee reserves the right, in its sole discretion, to reduce the amount payable to the Grantee under this Agreement without regard to the actual performance of the Company or the Grantee.

7.    Non-transferability.
The Phantom Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Phantom Units shall not be subject to execution, attachment or other process.
8.    Compensation Recoupment.
(a)    To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Phantom Units granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company (or any of its subsidiaries) while serving in his or her capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Company (or any of its subsidiaries), or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the last date on which Grantee was an Officer.

(b)     To the extent not prohibited by applicable law, if Grantee is an Officer, the Board shall seek reimbursement of any payment made to Grantee in respect of the Phantom Units granted hereunder in the event of a restatement of the Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Phantom Units granted hereunder.  In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

(c)    If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Phantom Units granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Phantom Units, as if it had been included on the effective date of this Agreement.

9.    No Right to Continued Employment.
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Partnership, or any of its Subsidiaries or Parents, nor shall this Agreement or the Plan interfere in any way with the right of the Partnership, or any of its Subsidiaries or Parents to terminate the Grantee’s employment therewith at any time.

10.    Withholding of Taxes.
The Grantee shall pay to the Partnership, or the Partnership and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable minimum federal, foreign, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, in connection with the Phantom Units. The Partnership shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.
11.    Grantee Bound by the Plan.
The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
12.    Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
13.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
14.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
15.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Company or the Partnership with respect to the Phantom Units granted hereunder.
16.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

17.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership. This Agreement shall inure to the benefit of and be binding upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Partnership under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.
18.    Unfunded Status.
The Phantom Units constitute an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, cash payments for the applicable portion of such Phantom Units as provided herein. By accepting this grant of Phantom Units, the Grantee understand that this grant does not confer any legal or equitable right (other than those constituting the Phantom Units) against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Company.
19.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Partnership for all purposes.
20.    Grantee’s Acknowledgement.
The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands the provisions of the Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR PARTNERS, LP By: CVR GP, LLC, its general partner	GRANTEE
/s/ John J. Lipinski By: John J. Lipinski Title: Executive Chairman	/s/ Mark A. Pytosh Name: Mark A. Pytosh